Exhibit 10.5

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (this “Agreement”) is made and is effective as of September 10, 2020 (the “Effective Date”) between The UAB Research Foundation (“UABRF”), a non-profit 501(c)(3) corporation incorporated in the State of Alabama, and Aridis Pharmaceuticals, Inc. (the “Licensee”), a publicly traded company incorporated under the laws of the state of Delaware, with its principal places of operations as described in the signature block on the signature page below.

RECITALS

WHEREAS, UABRF and Texas Biomedical Research Institute (Texas Biomed) jointly own all right, title and interest in (i) the intellectual property described in UABRF intellectual property disclosure numbered U2020-0060, entitled “Human neutralizing antibodies against SARS-CoV-2 / COVID-19” (the “Invention”), which was co-developed by the Texas Biomed Inventors (defined below) while employed at Texas Biomed and the UAB Inventors (defined below) while employed at UABRF’s affiliate, the University of Alabama at Birmingham (“UAB”), and (ii) the patent application(s) noted on Exhibit A hereto which is part of the Licensed Patents which covers such intellectual property;

WHEREAS, UABRF and Texas Biomed have executed an Inter-Institutional Agreement attached hereto as Exhibit C pursuant to which Texas Biomed has granted UABRF the right to negotiate licenses to commercialize the jointly owned Licensed Patents on behalf of both entities and accordingly UABRF, has the right to grant exclusive licenses to the Licensed Patents as set forth in this Agreement and desires to have the same developed and commercialized to benefit the public; and

WHEREAS, the Licensee, a leading company focused on the development of novel, differentiated therapies for infectious diseases, desires to obtain a license to the Licensed Patent upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises described above and the mutual promises and agreements set forth in this Agreement, the Parties agree as set forth below.

Article 1

Definitions

The definitions used in this Agreement are set forth below.

1.1	“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with a Party. “Control” means (i) the beneficial ownership of at least fifty percent (50%) of the voting securities of a Person with voting equity, or (ii) the power to direct or cause the direction of the management or policies of a Person.

1.2	“Agreement” means this agreement, as amended from time to time in accordance with the terms and conditions set forth in this agreement.

1.3	“Combination Product” means a Licensed Product consisting of one or products or technology covered by a Valid Claim packaged, bundled, or otherwise combined for sale with one or more other antibody products or antibody technology that is not covered by a Valid Claim.

1.4	“First Commercial Sale” means the first Sale of a Licensed Product by the Licensee, its Affiliates or its Sublicensees to a Third Party.

1.5	“For Value” means any consideration, remuneration or benefit of any kind, whether received directly or indirectly, including, but not limited to, cash, equity, debt, preferential treatment, including waiver, rebate, discount, etc.

1.6	“Inventors” are collectively the Texas Biomed Inventors and the UAB Inventors.

1.7	“Licensed Field of Use” means treatment of patients for infection, or prevention of infection, with SARS-COV-2.

1.8	“Licensed Patents” means all patents and/or patent applications owned or controlled by Texas Biomed, UABRF, and/or UAB covering the above-described Invention including (a) the patents and/or patent applications set forth on attached Exhibit A, (b) any foreign patent applications based thereon, (c) all patents proceeding from such domestic and foreign patent applications, (d) all divisionals, continuations, reissues, reexaminations and extensions of any patent or patent application described in (a) – (c) above. “Licensed Patents” shall also include patents and patent applications covering inventions arising out of research by sponsored by Licensee as contemplated under section 5.2.

1.9	“Licensed Product” means any product or part thereof, process or service, the development, manufacture, use, import, export, offer for sale or sale of which is covered by, or which cannot be undertaken or completed without infringing, a Valid Patent Claim set forth in any Licensed Patent.

1.10	“Licensed Territory” means worldwide.

1.11	“Major Market” means the United States of America, the European Union or Japan.

1.12	“Net Sales” means the gross amount received by Licensee (or Affiliate or Sublicensee) relating to any Sale of a Licensed Product, less (a) discounts actually allowed, (b) rebates, price reductions, rebates to social and welfare systems, charge backs, government mandated and similar rebates, (c) credits for claims, allowances, retroactive price reductions or returned goods, (d) prepaid freight and insurance, (e) customs duties, sales taxes or other governmental charges actually paid in connection with such Sale (but excluding income tax). Where a Licensed Product is not used, transferred or exchanged For Value, the Net Sales will be fair market cash value for such transaction to be agreed upon between the Parties.

1.13	“Non-Royalty Income” means anything received by the Licensee from a Sublicensee For Value to the extent received in exchange for sublicense rights hereunder that is cash or a cash equivalent that is not calculated upon a percentage of Net Sales, including, but not limited to, fees and advances. For purposes of clarity, a sublicensee issue fee is an example of “Non-Royalty Income” because it is not based on Net Sales but instead is a fee paid to gain access to the Licensed Patents.

1.14	“Parties” means UABRF and the Licensee, and each of them individually is a “Party”.

1.15	“Person” means an individual, corporation, partnership, trust, business trust, association or any other entity with a separate legal identity, including the Parties.

1.16	“Protection Activities” means taking all actions deemed necessary and desirable to protect the Licensed Patents, including, but not limited to, obtaining, filing for, securing, pursuing, prosecuting, and continuing or maintaining the patents and patent applications.

1.17	“Protection Expenses” means all legal fees, costs and expenses reasonably incurred by UABRF in the performance of the Protection Activities, such fees, costs and expenses to be documented by written invoice.

1.18	“Representative(s)” means, with respect to each Party and their Affiliates, all trustees, directors, officers, employees, agents and advisors.

1.19	“Sale or Sales” means any use, transfer or exchange, For Value or otherwise, of a Licensed Product. Sales include all Sales by the Licensee, its Affiliates, and its Sublicensees and includes any transfer by the Licensee or a Sublicensee to an Affiliate or sublicensee where there is no subsequent Sale (i.e., the Licensed Product is not further resold or transferred).

1.20	“Sublicensee” means a Person to whom the Licensee has granted a sublicense pursuant to Section 2.5 of this Agreement.

1.21	“Texas Biomed Inventors” means Luis Martinez-Sobrido, Fatai Oladunni, and Jun-gyu Park.

1.22	“Third Party” means any Person other than the Parties, their Affiliates, and Texas Biomed.

1.23	“UAB Inventors” means James Kobie, Mark Walter, Ashlesha Deshpande, Michael Piepenbrink, Paul Gopefert, Nathan Erdmann, Madhubanti Basu, and Sanghita Sarkar.

1.24	“United States” means the United States of America.

1.25	“Valid Patent Claim” means (i) a pending patent claim included within the Licensed Patents or (ii) an issued and unexpired patent claim included within the Licensed Patents which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, to which an appeal has not or cannot be taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Article 2

Grant of License

2.1           Grant of License. Subject to the terms and upon the conditions set forth in this Agreement, UABRF hereby grants to the Licensee an exclusive, sublicensable right and license, subject to the terms and conditions of this Agreement, to (a) practice the Licensed Patents and (b) make, have made, develop, use, lease, offer to sell, sell, import and export Licensed Products, within the Licensed Field of Use in the Licensed Territory during the Term. The Licensee may transfer its rights under this Agreement to an Affiliate, provided such Affiliate assumes all of the obligations of the Licensee under this Agreement.

2.2           Rights of the United States Government. It is understood that if a United States Governmental Authority has funded research, during the course of or under which the Licensed Patent(s) was conceived or made, the United States government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a non-exclusive, non-transferable, paid-up license to practice or have practiced and use the affected Licensed Patents for governmental purposes. The Licensee acknowledges that the rights and license granted to it pursuant to this Agreement are subject to any and all rights of the United States government.

2.3           Reservation of Rights by UABRF, its Affiliates and Texas Biomed. UABRF reserves the right, for itself, for its Affiliates, and for Texas Biomed, to:

(a)	practice and use, and to permit their Representatives to practice and use, the Licensed Patents within the Licensed Field of Use for non-commercial educational and research purposes;
(b)	grant to non-profit academic, educational or research institutions and governmental authorities, non-exclusive, royalty-free licenses to make and use the Licensed Patents within the Licensed Field of Use for non-commercial educational and research purposes;
(c)	permit their respective Representatives to disseminate and publish scientific findings from research related to the Licensed Patents; and
(d)	practice, use and otherwise commercialize, including licensing, the Licensed Patents to Third Parties for applications and uses outside of the Licensed Field of Use and outside the Licensed Territory.

2.4            Title Remains with UABRF and Texas Biomed. All right, title and interest in and to the Licensed Patents remains with UABRF and Texas Biomed. Except as provided in this Agreement, no express or implied licenses with respect to the Licensed Patents or any other rights are transferred or granted to the Licensee by implication, estoppel or otherwise.

2.5           Right to Grant Sublicenses. The Licensee has the right to grant sublicenses to any Person under this Agreement on the following terms and conditions:

(a)	the execution of a sublicense shall not in any way diminish, reduce or eliminate any of the Licensee’s obligations under this Agreement, and the Licensee shall remain primarily liable for such obligations and any breach of any provision of this Agreement by a Sublicensee;

(b)	the Licensee shall provide UABRF with a copy of any such sublicense granted by it under this Agreement within thirty (30) days of the execution of the sublicense;
(c)	UABRF and Texas Biomed are third party beneficiaries to each sublicense and each agreement evidencing a sublicensing arrangement shall include a statement and an acknowledgement by the Sublicensee to this effect;
(d)	the Licensee may not sublicense the right to prosecute or protect the Licensed Patents to a Sublicensee;
(e)	Sublicensees are prohibited from further sublicensing the Sublicensee’s rights to any other Person;
(f)	the Sublicensee shall obtain and maintain insurance coverage as described in Section 8.2;
(g)	the Sublicensee shall be subject to indemnification obligations as described in Section 11.2; and
(h)	in the event this Agreement is terminated or upon the expiration of the Term, (i) the Licensee shall notify the Sublicensee of the termination or expiration, (ii) the sublicense will terminate simultaneously with the termination or expiration of this Agreement, and (iii) the Sublicensee may enter into a license agreement with UABRF on substantially the same terms as the Sublicensee’s sublicense with the Licensee with UABRF’s approval (which approval shall be granted subject to such Sublicensee’s agreement to the terms as required in this Section).

Article 3

Development and Commercialization

3.1           Development and Commercialization Plan and Milestones. During the Term, the Licensee shall use good faith, reasonable commercial efforts to develop, manufacture, commercialize and market the Licensed Patents through a diligent program designed to accomplish the commercial exploitation of the same and to make the technology covered by or embedded in the Licensed Patents available to the general public in accordance with the procedures and practices that are usual and customary for similar technologies and industries. Notwithstanding the foregoing, the Licensee shall be required to demonstrate continuing good faith, reasonable commercial efforts to commercialize the Licensed Patents in one or more Major Markets and do all that is legally required to obtain and retain any regulatory and/or governmental approvals to manufacture and/or sell Licensed Products in such Major Market(s). The Parties acknowledge that the development and commercialization plan and milestones set forth below are reasonable. Licensee shall use good faith, reasonable commercial efforts to achieve the milestones set out below, or shall demonstrate to UABRF a reasonable, alternate development and commercialization plan if such milestones cannot be achieved. Such alternate plan to be approved by UABRF and not unreasonably withheld.

#	Development and Commercialization Plan and Milestones	Date
1	Complete animal studies at Texas Biomed to validate therapeutic potency of lead antibody	*
2	Initiate IND enabling GLP toxicity studies [1]	*
3	File IND or MCM application with FDA or foreign equivalent for a Licensed Product	*
4	Completion of a phase I/II human study [2]	*
5	Completion of a phase III human study [2]	*
6	BLA or MCM approval from FDA or foreign equivalent for a Licensed Product	*
7	First Commercial Sale of a Licensed Product	*

1 Subject to the successful demonstration of prophylactic or therapeutic potency of lead antibody.

2 Completion shall mean availability of the clinical study report.

All variations and deviations from and changes to the development and commercialization plan and milestones must be expressly approved in writing by UABRF, such consent not to be unreasonably withheld, conditioned or delayed. For purposes of clarity, any variation or deviation from or changes to development and commercialization milestones must be amended in a timely manner and expressly approved in writing by UABRF.

3.2           Development, Commercialization and Royalty Report. The Licensee shall provide UABRF, on each January 31 and July 31 following the Effective Date until completion of a phase I/II human study as described in milestone 4 in Section 3.1, with written semi-annual progress reports detailing the activities of the Licensee relating to the development and commercialization plan and accomplishment of the milestones. Subsequently, such reports shall be provided annually on each January 31 until the First Commercial Sale. After the First Commercial Sale, Licensee shall provide to UABRF written quarterly royalty reports setting forth all applicable information specified in Exhibit B.

3.3           Patent Markings. The Licensee shall ensure that each Licensed Product manufactured and/or sold in the United States shall bear patent markings that meet all applicable requirements of 35 U.S.C. §287, as amended from time to time. All Licensed Products manufactured and/or sold outside of the United States shall be marked in such a manner as to conform to the applicable law of such country/jurisdiction.

3.4           Manufacturing in the United States. Licensee acknowledges that, unless otherwise waived by the governmental authority that funded the development of the Licensed Patents, it is required to substantially manufacture in the United States any Licensed Products sold in the United States covered by the Licensed Patents. UABRF and Licensee shall cooperate to obtain any waivers from such manufacturing requirements as may be reasonably required.

Article 4

Protection of The Licensed Patents; Patent Prosecution

4.1           Patent Protection Activities.

(a)	UABRF Retains Primary Responsibility. Subject to the terms and conditions set forth in this Agreement, UABRF shall continue to be primarily responsible for undertaking all Protection Activities relating to the Licensed Patents.
(b)	Co-operation of the Licensee. The Licensee shall cooperate fully with UABRF and its designated legal counsel in connection with the Protection Activities.
(c)	Consultation with the Licensee. UABRF shall, and shall cause its designated legal counsel to, consult with the Licensee and provide to the Licensee all related documentation pertaining to prosecutorial matters arising in connection with such Protection Activities, and the Licensee shall be given reasonable opportunity to discuss, advise and review issues with UABRF and its designated legal counsel.
(d)	Foreign Protection Requested by the Licensee. The Licensee must notify UABRF in writing identifying in which foreign countries and jurisdictions, if any, the Licensee wishes to undertake Protection Activities with respect to any Licensed Patents. Exhibit A shall be deemed to be amended accordingly to reflect these designations.
(e)	Foreign Patent Protection Not Requested by the Licensee. UABRF, in its reasonable discretion and after consultation with Licensee, may elect to undertake Protection Activities with respect to any Licensed Patents in any country or jurisdiction not so designated by the Licensee pursuant to Section 4.1(d) above. In such cases Licensee shall have sixty (60) days to elect to include such Protection Activities under subsection (d) above; otherwise (i) UABRF shall be responsible for all Protection Expenses incurred in connection therewith and the Licensee shall not be responsible for such expenses, (ii) the Licensed Patents so affected shall no longer be deemed to be licensed to the Licensee, (iii) the Licensee shall forfeit and shall no longer have any rights or obligations with respect thereto, and (iv) Exhibit A shall be deemed to be amended accordingly to delete the affected Licensed Patents.
(f)	Disclaimed Licensed Patents. The Licensee may, at any time during the Term, provide at least sixty (60) days written notice to UABRF that it no longer wishes to be responsible for the Protection Expenses in connection with one or more Licensed Patents. In such cases, (i) the Licensee shall continue to be responsible for all Protection Expenses incurred in connection therewith until the expiration of such sixty (60) day notice period and thereafter shall not be responsible for such expenses, and (ii) the Licensed Patent(s) so affected shall no longer be deemed to be licensed to the Licensee and Exhibit A shall deemed to be amended accordingly.

Article 5

Financial Terms

5.1           Patent Protection Expenses. During the Term and with respect to the Licensed Patent(s), the Licensee will be financially responsible for the payment of all Protection Expenses incurred either before or after the Effective Date. The Licensee shall pay such amounts to UABRF within thirty (30) days of receipt of an invoice for the same from UABRF.

5.2           Funding to Inventors’ Research Programs. Licensee shall provide at least Fifty-Thousand U.S. dollars ($50,000.00) in research funding to each of the Lead Inventor’s research program. The sponsored research proposals shall be submitted to the University of Alabama at Birmingham and the Texas Biomedical Research Institute prior to October 1, 2020. This funding will be supplied under research agreements agreeable to Licensee, UABRF and Texas Biomed, and it is expected that intellectual property resulting from such research shall be included under this License Agreement and the Interinstitutional Agreement between UABRF and Texas Biomed covering Licensed Patents.

5.3           Milestone Payments. During the Term, the Licensee shall pay to UABRF the development and commercialization milestone payments as set forth below. Payments shall be reduced by one half for milestones achieved with a Combination Product. Each such milestone payment is non-creditable and non-refundable and shall be due within thirty (30) days of achievement. The Licensee shall provide written notice to UABRF to accompany the payment identifying the milestone that has been achieved.

Milestones	Payment
File IND or MCM application with FDA or foreign equivalent for a Licensed Product	*
Initiation of a phase III human study	*
Completion of a successful phase III human study [1,2]	*
BLA or MCM approval from FDA or foreign equivalent for a Licensed Product in a Major Market	*
First Commercial Sale of a Licensed Product	*

1 Successful shall mean meeting the primary endpoints of the study design.

2 Completion shall mean availability of the clinical study report.

5.4           Running Royalty Payments. During the Term and with respect to each country or jurisdiction within the Licensed Territory, the Licensee shall pay to UABRF a continuing royalty of * percent (*%) on all Net Sales of Licensed Products arising in such country/jurisdiction until the expiration of the last Valid Patent Claim in that country/jurisdiction. If Licensee sells any Licensed Product in the form of a Combination Product in a particular country, Net Sales of such Combination Product in such country for the purpose of determining the royalty due to UABRF pursuant to this Section will be calculated on a country-by-country basis as follows:

(a) where both the product or component of the Combination Product covered by any Licensed Patent (“Covered Component”) and the product(s) or component(s) not covered by any Licensed Patent (“Other Component(s)” are sold separately in such country, by multiplying actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the invoice price of the Covered Component if sold separately in such country and B is the total invoice price of the Other Component(s) if sold separately in such country;

(b) where the Covered Component is sold separately but the Other Component(s) are not sold separately in such country, by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of the Covered Component if sold separately in such country and C is the invoice price of the Combination Product; or

(c) where the Covered Component is not sold separately in such country, by multiplying actual Net Sales of such Combination Product by the fraction D/E, where D is the inventory cost of the Covered Component and E is the inventory cost of the Other Component(s), as such inventory costs are determined in accordance with Licensee's regular accounting methods, consistently applied. All amounts owing to UABRF under this Section 5.4 shall be paid on a quarterly basis, on or before the ninetieth (90th) day following the end of the calendar quarter in which such amounts were earned.

(d) Special Handling of Multiple Antibody Combination Product. As of the Effective Date, Licensee expects that Licensed Product will be developed and sold as a Combination Product combining two distinct antibodies, one of which would, if sold separately, be considered a Licensed Product hereunder. Provided that Licensee reasonably demonstrates to UABRF that such Combination Product contains at least two distinct antibodies, and that each antibody confers significant expected efficacy to the resultant Licensed Product, then such Combination Product shall be considered a “Multiple Antibody Combination Product,” and Net Sales for such Licensed Product shall be calculated by multiplying actual Net Sales by the fraction ½ (one half). Milestone payments and Non-Royalty Income payments for such Multiple Antibody Combination Product shall be reduced by one half as for other Combination Products, as noted in Sections 5.3 and 5.6.

(e) Under no circumstances will the royalty due to UABRF be less than * percent (*%) on Net Sales on Combination Products.

5.5           Minimum Annual Payments. Beginning on January 1, 2026, the Licensee shall be obligated to pay minimum annual payments to UABRF as set forth below. Minimum annual payments shall be reduced by one half, if the only Licensed Products being sold or in development by the Licensee, its Affiliates and/or Sublicensees are Combination Products. All such minimum annual payments shall be nonrefundable but are creditable against royalties due to be paid to UABRF for that calendar year. Minimum annual payments shall be payable no later than January 31 of the calendar year due.

In any year in which the Licensee can reasonably demonstrate that there will be no significant market for any COVID-19 antibody product, the Licensee may provide such justification to UABRF by the minimum annual payment due date, and the payment below for that year shall be waived.

Calendar Year Ending	Minimum Payment
31-Dec-26	*
31-Dec-28	*
Each calendar year thereafter during the Term	*

The dates for all applicable minimum annual royalty payments may be adjusted by reasonable agreement of the Parties if the timelines and milestones presented in Section 5.1 are adjusted by reasonable agreement of the Parties.

5.6           Non-Royalty Income. The Licensee shall pay to UABRF * percent (*%) of any and all Non-Royalty Income received by it during the Term with such payments being made to UABRF on or before the thirtieth (30th) day following receipt by the Licensee. Payments shall be reduced by one half for Non-Royalty Income received for a Combination Product. All such payments shall be accompanied by a written notification of the nature, origin and identity of the payor.

5.7           Royalty Payments from its Affiliates and Sublicensees. The Licensee shall pay to UABRF an amount equal to that which the Licensee would have been required to pay to UABRF had the Licensee effected the Sales actually effected by its Affiliates and/or its Sublicensees.

5.8           Address for Payments. Except as otherwise directed by UABRF, all amounts due to be paid by the Licensee to UABRF pursuant to this Agreement shall be paid to UABRF at the address set forth below its signature on the signature page of this Agreement.

5.9           Late Payment Penalty. The balance of any amount which remains unpaid more than thirty (30) days after it is due to UABRF shall accrue interest until paid at the rate equal to the lesser of one percent (1%) per calendar month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for payment delays.

5.10         Currency Conversion. All amounts due to be paid to UABRF pursuant to this Agreement shall be made in United States dollars. Any and all amounts received by the Licensee or generated in foreign currency shall be converted into United States dollars at the official rate of exchange from such currency to United States dollars at the rate quoted in the Wall Street Journal (United States edition) for the last business day of the calendar quarter in which payment is due to UABRF or on a business day no earlier than five (5) business days before payment is made to UABRF.

5.11         Foreign Taxes. UABRF is exempt from paying income taxes under United States law; therefore, all payments under this Agreement shall be made without deduction for taxes, assessments or other charges of any kind which may be imposed on UABRF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to UABRF pursuant to this Agreement. All such taxes, assessments or other charges shall be assumed by the Licensee.

Article 6

Recordkeeping and Audit Rights

6.1           Books and Records. The Licensee shall keep complete and accurate books, accounts and other records and documentation necessary to ascertain all transactions and events pursuant to which payments due to UABRF under this Agreement arise or are accrued. All such books, accounts and other records and documentation shall be kept at the Licensee’s principal place of business for a period of not less than six (6) years following the end of the calendar year to which they pertain.

6.2           Right to Audit. UABRF shall have the right to have the Licensee’s books and records audited by an external, qualified, independent certified public accounting firm of its choosing, under appropriate confidentiality provisions such as those set forth in Section 8.3 of this Agreement, to ascertain the accuracy of the reports and payments due to UABRF under this Agreement and compliance by the Licensee, its Affiliates and its Sublicensees with their obligations pursuant to this Agreement and any sublicense. Such audit shall be conducted from on ten (10) days advance notice during normal business hours but not more than once in any twelve (12) month period. If any such examination reveals that the Licensee has underpaid or underreported any amount due under this Agreement, the Licensee shall promptly pay to UABRF the amount so underpaid or underreported. If such underpayment or underreporting exceeds five percent (5%) for any twelve (12) month period examined, the Licensee shall immediately reimburse UABRF the full costs and expenses incurred by it with respect to the audit.

Article 7

Infringement; Enforcement

7.1          Notification of Infringement. During the Term, each Party shall provide prompt written notice to the other Party of any actual infringement or suspected/potential infringement of the Licensed Patents of which such Party is or becomes aware and shall provide, to the extent reasonable and practicable, any available evidence of such infringement by a Third Party (an “Infringement Notice”).

7.2           Licensee Right to Pursue/Prosecute. During the Term, the Licensee shall have the right to resolve, in the Licensed Field of Use and in the Licensed Territory, any suspected/potential infringement and, in those jurisdictions in which the Licensee may file suit without the requirement that the owners of the Licensed Patents are parties to the lawsuit/action, prosecute any infringement of any Licensed Patents, in its own name and at its own expense, provided the Licensee remains in compliance, in all material respects, with its obligations under this Agreement. In those jurisdictions in which the owners of the Licensed Patents must participate as parties to the lawsuit/action, the Licensee may name UABRF and Texas Biomed as parties for standing purposes only, upon written approval of the Board of Trustees of the University of Alabama with respect to UABRF and of Texas Biomed, which approval shall not be unreasonably withheld.

The Licensee shall use its best commercially reasonable efforts to abate or terminate such infringement without resorting to litigation, which may include at its reasonable discretion negotiating and executing a sublicense agreement which complies with the terms of Section 2.5 of this Agreement. Before the Licensee commences any legal action with respect to any infringement or potential infringement, it shall give careful consideration to: a) the views of UABRF and Texas Biomed; b) there being reasonable legal and economic bases for doing so and c) giving UABRF twenty days’ notice before such legal action. UABRF shall cooperate with the Licensee in connection with any remedial action undertaken by the Licensee, including if Licensee commences a lawsuit. Licensee shall be responsible for the costs and expenses incurred by UABRF with respect to such cooperation.

7.3	Control of Suit; Joinder; Expenses.

(a)	Initiated by the Licensee. If the Licensee wishes to commence a lawsuit, it must do so within ninety (90) days following the date of notification of relevant infringement pursuant to Section 7.1, except where it is reasonably pursuing other action (including negotiation) to terminate such infringement.
(b)	Initiated by UABRF. If the Licensee elects not to exercise its right to commence, or fails to commence, an action within ninety (90) days of notification of relevant infringement, or sixty (60) days’ notice by UABRF of its intention to do so, whichever is later, UABRF may do so at its own expense, and shall retain sole control over the direction of such lawsuit. The Licensee shall cooperate fully with UABRF in connection with such lawsuit and shall be responsible for the costs and expenses incurred by it with respect to such co-operation.
(c)	Joinder by UABRF or Texas Biomed. UABRF and Texas Biomed, to the extent permitted by applicable law, may elect to join in as a party to any infringement lawsuit initiated by the Licensee, in which case, both Parties shall jointly control the lawsuit and shall equally share the responsibility of all legal fees, costs and expenses, unless otherwise agreed to by the Parties. If UABRF or Texas Biomed is involuntarily joined as a party to a lawsuit initiated by the Licensee, the Licensee shall pay all legal fees, costs and expenses incurred by UABRF and Texas Biomed arising out of such joinder and participation, including, but not limited to legal fees, costs and expenses reasonably incurred by legal counsel selected and retained by UABRF and Texas Biomed to represent them in such lawsuit.

7.4           Settlement. The Licensee may not settle, enter into a consent judgment or other voluntary final disposition of any lawsuit initiated by it or to which it is a party without the prior written consent of UABRF. Neither Party may settle or otherwise dispose of any lawsuit to which it is a party, which admits liability on the part of the other Party or which requires the other Party to pay money damages nor issue a formal statement without such other Party’s prior written consent. No Party may settle or otherwise dispose of any lawsuit to which Texas Biomed is voluntarily or involuntarily joined as a party, which admits liability on the part of Texas Biomed or which requires Texas Biomed to pay money damages nor issue a formal statement without Texas Biomed’s prior written consent.

7.5          Recoveries.

(a)	With respect to any lawsuit commenced by the Licensee in which UABRF is not a party pursuant to Section 7.3(a) above, or in which UABRF is joined as a party pursuant to Section 7.3(c) above, any recovery of damages shall first be applied in satisfaction of the costs and expenses incurred by the Parties in bringing such lawsuit, including attorneys’ fees, provided they are reasonably incurred, and any balance shall be shared 70% to Licensee and 30% to UABRF.

(b)	Lawsuit initiated by UABRF. With respect to any lawsuit commenced solely by UABRF pursuant to Section 7.3(b) above, all recoveries of damages awarded in the lawsuit shall belong to UABRF. To the extent the Licensee executes a sublicense with the infringing party with respect to future activities occurring after the conclusion of the lawsuit, the Licensee shall first pay over to UABRF all payments (whether or not designated as “royalties”) made by the infringer, up to the amount of UABRF’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees), and thereafter any amounts paid by the Licensee shall be in accordance with the terms of this Agreement.

Article 8

Other Covenants and Agreements

8.1           Use of Names. No Party may, without the prior written consent of the other Party:

(i)	use (a) the name of the other Party or its Affiliates, if applicable, (b) the name or image of any Representative of the other Party, or (c) any trade-name, trademark, trade device, service mark, symbol, image, icon, abbreviation, contraction or simulation thereof owned by the other Party in any publication, advertising or sales promotional material, press release or in any marketing or advertising documentation or material without the prior written consent and authorization of the other Party; or
(ii)	represent, either directly or indirectly, that any product or service of the other Party is a product or service of the representing Party or that it is made in accordance with or utilizes the information or documents of the other Party.

Notwithstanding the above, the Licensee may disclose that it has received a license to Licensed Patents owned by UABRF and Texas Biomed in connection with any Licensed Product and UABRF and Texas Biomed may disclose that it has granted a license to the Licensee, and either Party may use the name of the other Party to the extent such use is reasonably necessary for complying with applicable law.

8.2           Insurance Coverage. Upon the Effective Date of this Agreement and during the Term of this Agreement, the Licensee shall purchase and maintain insurance coverage in type and amounts that are sufficient to fulfill Licensee’s indemnification obligations and warranty obligations under this Agreement. For clarification, the Licensee shall obtain and maintain product liability insurance in an amount that is customary for the stage of product development and, if applicable, prior to commencing a clinical trial shall obtain and maintain clinical trial coverage in an amount of at least $10 million per occurrence. All insurance coverage shall be primary to any coverage carried by UABRF and/or its Affiliates, be placed with a reputable insurance company with an A.M Best rating of at least A-X, list UABRF and its Affiliates and Texas Biomed as additional insureds and waive all rights of subrogation against any additional insureds.  If such insurance coverage is written on a “claims made” basis, the Licensee agrees to provide such coverage for ten years after the Agreement expires or is terminated. Upon UABRF’s prior written consent such insurance coverage may be maintained through a self-insurance program, provided it has an acceptable risk management. The Licensee shall provide certificates of insurance evidencing the Licensee’s insurance coverage to UABRF upon UABRF’s reasonable request and prior to, if applicable, commencing its first clinical trial and the First Commercial Sale of a Licensed Product. The Licensee shall provide UABRF with at least thirty (30) days prior written notice of any change in the terms or cancellation of coverage.

8.3           Confidentiality.

(a)	Exchange of Proprietary Information. The Parties acknowledge that during the Term they are likely to share information with each other that they each consider to be confidential and proprietary (“Proprietary Information”). For the purposes of this Agreement, the Party that discloses Proprietary Information shall be referred to as the “Disclosing Party” and the Party receiving the Proprietary Information, the “Receiving Party.”

(b)	Nature of Proprietary Information. The Parties agree that all information that is provided to the other Party shall be deemed to be Proprietary Information.

(c)	Restrictions. With respect to all Proprietary Information disclosed to it, the Receiving Party (i) shall keep it confidential (other than as permitted by this Agreement), (ii) shall store and maintain it with the same diligence and care as its own proprietary information, but no less than reasonable diligence and care, (iii) may only use it for the purpose for which it was disclosed by the Disclosing Party, (iv) may not disclose it (other than as permitted by this Agreement), (v) may not deconstruct, modify or copy it (other than as permitted by this Agreement), and (vi) may not transfer or assign it to any Third Party.

(d)	Access to the Proprietary Information. The Proprietary Information may be used by, and disclosed to, on an “as-needed” basis, the Receiving Party’s Representatives. The Licensee may disclose Proprietary Information relating to the Licensed Patents to investors, prospective investors, consultants, collaborators and other Third Parties in the chain of manufacturing and distribution, if and only if, the Licensee obtains from such recipient a written confidentiality agreement, the provisions of which are at least as protective of UABRF’s Proprietary Information as these set forth in this Section 8.3. Each Party will promptly notify the other Party of any unauthorized use of or access to the Proprietary Information of which it becomes aware.

(e)	Exceptions to Confidentiality Obligation. The restrictions of confidentiality described above shall not apply to Proprietary Information (i) which as of the Effective Date or subsequently becomes available to the public without breach of this Agreement, (ii) if it is lawfully obtained from a Third Party not bound by similar confidentiality and use restrictions and obligations, (iii) if it is known by the Receiving Party prior to disclosure as evidenced by contemporaneous records, or (iv) if it is at any time developed by the Receiving Party independently of any disclosure made pursuant to this Agreement. In addition, the confidentiality obligations shall not apply to the Receiving Party if the Receiving Party is legally required by applicable law, court order or Governmental Authority to disclose the Information, provided the Receiving Party discloses only the minimum to comply and, makes commercially reasonable efforts to provide prior notice to the Disclosing Party to enable it to contest the requirement or to seek a protective order. The confidentiality obligations herein shall not apply to the extent Licensee is reasonably required to make disclosure to regulatory authorities in relation to clinical development or licensure of Licensed Products.

(f)	Termination or Expiration of this Agreement. Upon the expiration of the Term, or the earlier termination of this Agreement, each Receiving Party shall, at the Disclosing Party’s option and upon written notice thereof to the Receiving Party, return all Proprietary Information, copies and other tangible expressions thereof, to the Disclosing Party or provide the Disclosing Party with written notice that the Proprietary Information in its possession, or in the possession of its Representatives, has been destroyed within thirty (30) days after receipt of the Disclosing Party’s written notice to the Receiving Party requiring the Receiving Party to destroy the Proprietary Information in its possession. The Receiving Party may retain one archival copy of the Information for purposes of compliance of its obligations under this Agreement.

(g)	Continuing Obligations after Termination/Expiration. The restrictions and obligations set forth in Section 8.3(c) above shall continue for five (5) years from the termination or expiration of this Agreement.

Article 9

Term and Termination

9.1            Term. This Agreement shall commence on the Effective Date and shall continue until the date of expiration of the last to expire of any Valid Patent Claim (inclusive of any extensions, supplementary protection certificates or their equivalents) within the Licensed Patents, unless terminated sooner in accordance with the terms of this Agreement (the “Term”).

9.2            Termination by the Licensee. The Licensee may terminate this Agreement at any time, in its sole discretion, by giving not less than ninety (90) days prior written notice to UABRF. Upon the reasonable request of UABRF, the Licensee shall provide assistance, at its expense, to UABRF to enable UABRF to facilitate and effect the transfer of applicable information and documents regarding the Licensed Patents to a new licensee.

9.3            Termination by UABRF. UABRF shall have the right to immediately terminate this Agreement upon the occurrence of any one or more of the following events:

(a)	if the Licensee is in material default of any provision of this Agreement or its obligations under this Agreement and such default has not been remedied within sixty (60) days after receipt of a notice to cure from UABRF;
(b)	if the Licensee is convicted of a felony within the United States or similar crime in the following jurisdictions relating to the manufacture, use or sale of a Licensed Product: European Union, Japan, Canada, Australia, United Kingdom, South Korea, New Zealand, or;
(c)	if the Licensee shall become insolvent, shall make an assignment for the benefit of its creditors, or shall have a petition in bankruptcy filed for or against it which is not resolved within 180 days thereof; or
(d)	if the Licensee disclaims payment of all Protection Expenses.

9.4           Effect of Termination or Expiration. Any termination or expiration of this Agreement will not relieve either Party of any obligation or liability accrued prior to such termination or expiration. Upon the termination of this Agreement or the expiration of the Term, all payments then or thereafter due to the Licensee pursuant to any sublicense shall, immediately and automatically, become owed directly to UABRF. Further, upon termination of this Agreement, Licensee shall a) submit a final report as described in Section 3.2; b) suspend its manufacture, use and sale of Licensed Products; and c) provide UABRF copies of any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products.

Article 10

Covenants; Representations and Warranties; Limitations on UABRF’s Obligations

10.1	The Licensee. The Licensee makes the following representations and warranties to UABRF.

(a)	The Licensee is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)	The Licensee has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
(c)	The execution, delivery and performance of this Agreement by the Licensee will not conflict with or result in a breach of, or entitle any party thereto to terminate, an agreement or instrument to which the Licensee is a party, or by which any of the Licensee’s assets or properties are bound.
(d)	This Agreement has been duly authorized, executed and delivered by the Licensee and constitutes a legal, valid and binding agreement of the Licensee, enforceable against the Licensee in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.
(e)	The Licensee possesses the necessary expertise and skill in the technical areas pertaining to the Licensed Patents, to make Licensed Products, and to make and has made, its own evaluation of the capabilities, safety, utility and commercial application of the Licensed Patents.
(f)	Any activity undertaken with the Licensed Patents and the Licensed Products will be conducted in compliance with all applicable laws.

10.2	UABRF. UABRF makes the following representations and warranties to the Licensee.

(a)	UABRF is a non-profit corporation, duly incorporated, validly existing and in good standing under the laws of the State of Alabama.
(b)	UABRF has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
(c)	The execution, delivery and performance of this Agreement by UABRF does not conflict with or contravene its governing documentation, nor will the execution, delivery and performance of this Agreement by UABRF conflict with or result in a breach of, or entitle any party thereto to terminate, an agreement or instrument to which UABRF is a party, or by which any of UABRF’s assets or properties are bound.
(d)	This Agreement has been duly authorized, executed and delivered by UABRF and constitutes a legal, valid and binding agreement of UABRF, enforceable against UABRF in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.
(e)	UABRF has the right to grant the license under this Agreement.
(f)	To UABRF’s best knowledge and based upon information and representations and warranties made to it by its inventor(s) and by Texas Biomed to it, UABRF and Texas Biomed own all right, title and interest in the Licensed Patents and there have been no claims made against UABRF or Texas Biomed asserting the invalidity or non-enforceability of, or with respect to the Licensed Patents, and UABRF is not aware that any such claims exist.
(g)	UABRF has, with respect to UAB and Texas Biomed, sufficient rights from those parties to grant the exclusive license contemplated herein, and no additional compensation or obligations will be required by Licensee for the rights granted herein and obligations made by UABRF herein, other than those set out in this Agreement. UABRF and Texas Biomed have properly executed the Interinstitutional Agreement covering management and disposition of the Licensed patents between them, and UABRF shall maintain this Agreement in full force and effect throughout the term of this Agreement.

10.3         Limitations on UABRF’s Representations and Warranties. Except as set forth in this Agreement, UABRF makes no other representations or warranties of any kind. In particular, UABRF makes no express or implied warranties regarding merchantability, fitness for a particular purpose, non-infringement of the intellectual property rights of third parties, validity and scope of any Licensed Patents, the capability, safety, efficacy, utility or commercial application or usefulness for any purpose of any Licensed Patents, or that it will not grant licenses to one or more Third Parties to make, use or sell products or perform processes that may be similar to and/or compete with any Licensed Product. No Representations or warranties are being provided by Texas Biomed to the Licensee as a joint owner of the Licensed Patents.

Article 11

Liability and Indemnification

11.1         No Liability of UABRF or Texas Biomed. None of UABRF, its Affiliates, Texas Biomed, or any their respective Representatives have any liability whatsoever to the Licensee, its Affiliates or any Sublicensee or any Person for or on account of any injury, loss or damage of any kind or nature, sustained by, assessed or asserted against, or any other liability incurred by or imposed upon the Licensee, its Affiliates or any Sublicensee or any Person, arising out of or in connection with or resulting from:

(a)	the use of the Licensed Patents during the Term;
(b)	the production, use, practice, lease, or sale of any Licensed Product;
(c)	any advertising or other promotional activities with respect to (a) and/or (b) above; or
(d)	the Licensee’s compliance with, and performance of the Licensee’s representations and warranties given under, and the Licensee’s obligations pursuant to, this Agreement.

UABRF’s and Texas Biomed’s aggregate liability for all damages of any kind (other than for those arising from UABRF’s intentional misconduct or gross negligence) arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid and/or payable to UABRF and Texas Biomed’s under this Agreement.

11.2         Indemnification by the Licensee. The Licensee agrees to defend, indemnify and hold UABRF, its Affiliates, Texas Biomed, and their Representatives (collectively, “Indemnitees”) harmless from and against any and all third party claims, demands, losses, costs, expenses, deficiencies, liabilities or causes of action of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “Claims”) based upon, arising out of or otherwise relating to the following, except to the extent any such Claim is attributable :

(a)	the use of the Licensed Patents during the Term;
(b)	the production, use, practice, lease, or sale of any Licensed Product;
(c)	any advertising or other promotional activities with respect to (a) and/or (b) above; or
(d)	the Licensee’s compliance with, and performance of the Licensee’s representations and warranties given under, and the Licensee’s obligations pursuant to, this Agreement.

11.3         Procedures. The Indemnitees agree to provide Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement. Licensee shall, at its own expense, provide attorneys reasonably acceptable to UABRF and Texas Biomed (as applicable) to defend against any such Claim. The Indemnitees shall cooperate fully with Licensee in such defense and will permit the Licensee to conduct and control such defense and the disposition of such Claim (including all decisions relative to litigation, appeal, and settlement, subject to the qualifications set forth in this Section 11.3). Licensee agrees to keep UABRF informed of the progress in the defense and disposition of such Claim and to consult with UABRF with regard to any proposed settlement. Neither Licensee nor UABRF shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

11.4         Limitation of Liability. Neither Party, its Affiliates nor any of their respective Representatives will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services. (This limitation of liability does not limit Licensee’s obligations pursuant to Section 11.2 for indemnification of UABRF or Texas Biomed against any third party Claims successfully brought against UABRF or Texas Biomed, regardless of the theory of liability).

Article 12

Miscellaneous

12.1         Entire Agreement. This Agreement is the sole and entire agreement by and between the Parties regarding the subject matter set forth in this Agreement, and this Agreement supersedes all prior agreements and understandings with respect thereto. All previous negotiations, statements and preliminary instruments by the Parties with respect to the subject matter hereof are merged in this Agreement.

12.2         No Inducement. Each Party hereby acknowledges that in executing this Agreement, such Party has not been induced, persuaded or motivated by any promise or representation made by any other Party, unless expressly set forth in this Agreement.

12.3         Independent Contractors. The relationship between the Parties is that of independent contractors. No Party has the authority to bind or act on behalf of the other Party without obtaining such other Party’s prior written consent. The Parties do not intend to create an employer/employee relationship.

12.4         No Third Party Beneficiaries. This Agreement is entered into by and among the Parties for the exclusive benefit of the Parties and permitted assignees. The Parties agree that Texas Biomed as a co-owner of the Licensed Patents is a third-party beneficiary of this Agreement. This Agreement is expressly not intended for the benefit of any creditor of a Party, or any other person. Except and only to the extent provided by applicable statute, no such creditor or Third Party shall have any rights under this Agreement or any other agreement between the Parties.

12.5         Assignment. Neither Party shall sell, assign, transfer or otherwise dispose of this Agreement to a Third Party without the prior written consent of the other, which consent shall not be unreasonably withheld. Any attempted assignment of this Agreement not in compliance with the terms of this Section 12.5 will be null and void. No assignment will relieve any Party of the performance of any accrued obligation that such Party may then have pursuant to this Agreement.

12.6         Amendments. Any and all modifications to this Agreement shall only be effective and binding if in writing and signed by a duly authorized representative of each Party.

12.7         Notices. Any notice, request, approval or consent required to be given under this Agreement will be sufficiently given if in writing and delivered to a Party in person, by recognized overnight courier or mailed in the United States Postal Service, postage prepaid to the address appearing below such Party’s signature on the last page of this Agreement, or at such other address as each Party so designates in accordance with these criteria. Notice shall be deemed effective upon receipt if delivered in person or by overnight courier or five (5) business days after mailing with the United States Postal Service.

12.8         Disputes.

(a)	Equitable Relief. Either Party may seek equitable and legal relief in the event of a breach or threatened breach by the other Party of its obligations under this Agreement, without the requirement to post a bond.
(b)	Internal Resolution. In the event of any dispute arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, the Parties shall try to settle such conflicts amicably between themselves.
(c)	Mediation. In the event the Parties are still unable to resolve the dispute or conflict, the dispute or conflict may then be submitted by a Party to a mediator, mutually agreed to by the Parties, for nonbinding mediation. The Parties shall cooperate with the mediator in an effort to resolve such dispute.
(d)	Litigation. If the dispute is not resolved within sixty (60) days of its submission to the mediator, either Party may resort to litigation.

12.9         Rights and Remedies. The use of any one right or remedy by any Party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

12.10       Waiver. No waiver of a provision, breach or default shall apply to any other provision or subsequent breach or default or be deemed continuous, nor will any single or partial exercise of a right or power preclude any other further exercise of any rights or remedies provided by law or equity.

12.11       Severability. In the event that any covenant, condition, or other provision contained in this Agreement is determined to be invalid, void or illegal, such covenant, condition or other provision shall be deemed deleted from the Agreement and shall not affect the validity of the remaining provisions of this Agreement.

12.12       Force Majeure. Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind; accidents; acts, omissions or delays in acting by any Governmental Authority; civil disorders; insurrections; riots; war; acts of war (whether war be declared or not); terrorism; acts of aggression; acts of God; fire; floods; earthquakes; natural disasters; energy or other conservation measures imposed by law or regulation; explosions; failure of utilities; mechanical breakdowns; material shortages; disease or other such occurrences; provided that the affected Party uses reasonable efforts to overcome or avoid the effects of such cause and continues to perform its obligations to the extent possible.

12.13       Survivability. All rights and obligations of the Parties which by intent or meaning have validity beyond or by their nature apply or are to be performed or exercised after the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement for the period so specified, if any, or for perpetuity.

12.14       Governing Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Alabama.

12.15       Jurisdiction. The Licensee consents to the personal jurisdiction of the federal and state courts located in the State of Alabama with respect to all claims or other causes of action arising out of this Agreement.

12.16       Interpretation. Whenever used in this Agreement and when required by the context, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders, masculine, feminine and neuter.

12.17       Captions. The captions as to contents of particular sections or paragraphs contained in this Agreement are inserted for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular sections or paragraphs to which they refer.

12.18       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Transmission by facsimile or e-mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by e-mail, the executed Agreement must be delivered in a .pdf format.

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IN WITNESS WHEREOF, the Licensee and UABRF have each caused its duly authorized representative to execute this Agreement, effective as of the Effective Date.

UABRF:		THE LICENSEE:
The UAB Research Foundation		Aridis Pharmaceuticals

By:	/s/ Karthik Gopalakrishnan, Ph.D.	By:	/s/ Vu Truong
Name:	Karthik Gopalakrishnan, Ph.D.	Name:	Vu Truong
Title:	Director of Licensing and New Ventures	Title:	CEO

Addresses For Notices and Payments:	Address For Notices:

For Delivery by Courier Service:

The UAB Research Foundation

Attention: Executive Director

710 13th Street South

CSB 120

Birmingham, AL 35233

For Delivery by U.S. Postal Service:

The UAB Research Foundation

Attention: Executive Director

1720 2nd Avenue South

CSB 120

Birmingham, AL 35294

By email:

Innovation@uab.edu

Aridis Pharmaceuticals Rebecca Edwards Aridis Pharmaeuticals, Inc. 5941 Optical Ct. San Jose, CA 95008

Read and acknowledged by: Texas Biomedical Research Institute

By:	/s/ Larry Schlesinger, MD

Larry Schlesinger, MD

President and CEO

Texas Biomedical Research Institute

8715 W. Military Drive, San Antonio, TX 78227-5302

Email: lschlesinger@txbiomed.org

EXHIBIT A

LICENSED PATENTS

*

EXHIBIT B

REQUIRED REPORT INFORMATION

Development and commercialization reports should include at a minimum, the following information:

1.	A summary of the scientific/technical development related to product development since the previous report.
2.	A summary of the Licensee’s business development initiatives and partnerships, including fund raising and any grants awarded.
3.	A summary describing the status of the regulatory activities, including filings made and status of discussions with regulatory agencies regarding market approval of Licensed Products.
4.	A summary describing achievement of development milestones.
5.	A summary of all sublicenses executed by the Licensee, including a copy of each executed sublicense.
6.	A summary of all reports provided to the Licensee by its Sublicensees.

Financial reports should include the following information:

1.	With respect to each calendar quarter, the gross selling price and the number of units of all Licensed Products Sold (identified by product name/number) in each country/jurisdiction in the Licensed Territory, together with the calculations of Net Sales
2.	With respect to each calendar quarter, the royalties payable in U.S. dollars accrued on such sales of Licensed Product.
3.	With respect to each calendar quarter, the exchange rates, if any, used in determining the amount due.
4.	The amount of any consideration received by the Licensee from its Sublicensees and an explanation of the contractual obligation satisfied by such consideration
5.	The occurrence of any event triggering a milestone payment obligation

EXHIBIT C

INTER-INSTITUTIONAL AGREEMENT

INTER-INSTITUTIONAL AGREEMENT

This Inter-Institutional Agreement (“Agreement”) is made and entered into as of the Effective Date set forth below between the Lead Institution and Other Institution(s) identified below (together, the “Parties”). This Agreement consists of: Part 1 (“Transaction Terms”) which identifies the Parties, the Patent Rights subject to this Agreement, the economic arrangements between the Parties, and other transaction-specific terms; Part 2 (“General Terms”) which contains the general terms and conditions; and Exhibit A which includes terms to be included in any license of the Patent Rights subject to this Agreement.

The Parties hereby agree as follows:

Part 1 – Transaction Terms

Lead Institution			Other Institution(s)
The UAB Research Foundation			Texas Biomedical Research Institute
120 Collat School of Business			8715 W. Military Dr.
710 13th Street South			San Antonio, TX 78227
Birmingham, AL 35233
ATTN: Karthikeyan Gopalakrishnan			ATTN: Joanne Turner, PhD
Phone: *			Phone: *
Email: innovation@uab.edu			Email: ip@txbiomed.org
Effective Date	September 10, 2020
Patent Rights	Internal Reference No.	Serial No./ Date of Filing	Title	Inventors (including employer at time of invention)
	UABRF Intellectual Property Disclosure # U2020-0060	*	Human Monoclonal Antibodies to Sars-Cov-2 and Use Thereof	Mark Walter, UAB Ashlesha Deshpande, UAB James Kobie, UAB Michael Piepenbrink, UAB Paul Gopefert, UAB Nathan Erdmann, UAB Madhubanti Basu, UAB Sanghita Sarkar, UAB Luis Martinez-Sobrido, Texas Biomed Fatai Oladunni, Texas Biomed Jun-gyu Park, Texas Biomed
Share of Net Consideration	*
Share of Patent Expenses	*
Administration Fee	*
Third-Party Interests
Governing Law	None

Part 2 – General Terms

1. Definitions

The following capitalized terms have the meanings set forth below.

“Administration Fee” means the fee retained by Lead Institution as consideration for acting as lead under this Agreement. The amount of the Administration Fee, if any, is identified in the Transaction Terms and is calculated as a percentage of License Consideration after subtracting Patent Expenses reimbursed therefrom.

“License Agreement” means any agreement entered into by Lead Institution pursuant to the rights conferred by this Agreement granting Licensee the right to make, have made, import, use, offer to sell or sell products or services covered by Patent Rights, or any agreement granting an option for such a license or any agreement commercializing the Patent Rights.

“License Consideration” means collectively all money and other items of value (excluding research grants), including up-front license fees (whether cash, equity, or other consideration), annual maintenance fees, Patent Expense reimbursements, milestone fees, minimum royalties, earned royalties, and other consideration received from a Licensee or its sub-licensees, or otherwise received on account of licensing or optioning or otherwise commercializing the Patent Rights.

“Licensee” means a third party who has been granted an interest to practice the Patent Rights pursuant to a License Agreement with Lead Institution.

“Net Consideration” means the License Consideration less the Administration Fee and unreimbursed Patent Expenses paid by the Lead Institution.

“Patent Expenses” means all reasonable, out-of-pocket expenses incurred relating to the preparation, filing, prosecution, maintenance or defense of Patent Rights, both past and future. For avoidance of doubt, the salaries and overhead costs of each Party’s technology transfer office or legal affairs office are not included as out-of-pocket expenses for purposes of calculating the Patent Expenses.

“Patent Rights” means worldwide rights to the inventions described and claimed in the patents and patent applications identified as Patent Rights in the Transaction Terms; reissues, reexaminations, renewals, extensions, divisionals, continuations (including continuations-in-part (CIPs) only to the extent that the claims in such CIPs are entitled to the priority date of, and fully supported by, another patent or application in the Patent Rights) of the foregoing; and any extensions of or supplementary protection certificates referencing any of the foregoing, foreign counterparts and any other forms of protection directed to the inventions covered by the patents and patent applications identified as Patent Rights in the Transaction Terms.

“Share of Net Consideration” means the respective percentage allocated to each Party of Net Consideration, as set forth in the Transaction Terms.

“Share of Patent Expenses” means the respective responsibility allocated to each Party for Patent Expenses not reimbursed by a Licensee as set forth in the Transaction Terms.

“Third-Party Interests” means rights of Licensees, research sponsors (including the U.S. government) or other third parties in the Patent Rights or in the proceeds of licensing the Patent Rights, other than inventors’ interest under the Parties’ intellectual property policies. The Third-Party Interests, if any, are identified in the Transaction Terms.

2. Patent Prosecution and Protection

2.1  Authority to File Patents. The Lead Institution has the responsibility and authority to take all reasonable actions necessary and appropriate to seek patent protection for the Patent Rights in accordance with the terms of this Agreement. The Lead Institution may not delegate this authority to a Licensee, unless such delegation is approved by the Other Institution(s) for a particular Licensee (or deemed approved in accordance with Section 3.3). Although the Lead Institution will have the ultimate decision authority in these matters, the Lead Institution will use reasonable efforts to keep the Other Institution(s) reasonably informed as to all material patent prosecution actions and decisions, and the Lead Institution will give due consideration to any recommendations made by the Other Institution(s) concerning the patent prosecution. Lead Institution will provide, or direct outside patent counsel to provide, Other Institution(s) with all serial numbers and filing dates, together with copies of all applications in the Patent Rights and patents that issue from the Patent Rights, including copies of all office actions, responses and all other communications from the U.S. Patent and Trademark Office and the patent offices in any other jurisdictions.

2.2  Abandonment of Patent Rights by Lead Institution. The Lead Institution will not abandon the prosecution of any patent application (except in favor of a continuation, divisional or continuation-in-part application) or the maintenance of any Patent Rights without notifying the Other Institution(s) in writing at least sixty (60) days in advance of any applicable deadline and allowing the Other Institution(s) the opportunity to elect to prosecute or maintain such Patent Rights at its sole expense in the name of Other Institution(s) and Lead Institution. If the Other Institution(s) wishes to continue prosecution of such Patent Rights, then the Parties will negotiate in good faith an appropriate arrangement to enable the Other Institution(s) to continue prosecution and commercialization of such Patent Rights, which may include the Parties entering into a new agreement that gives an Other Institution the lead in patent prosecution and licensing with appropriate adjustments in the economic arrangements between the Parties.

2.3  Patent Assignments. Lead Institution will record assignments of Patent Rights in the names of the Lead Institution and the Other Institution(s) in the U.S. Patent and Trademark Office and other government patent offices, as applicable, and will provide Other Institution(s) with a copy of each recorded assignment.

3. Licensing

3.1  Exclusive Right to License. Subject to the terms and conditions of this Agreement and Lead Institution’s compliance therewith, Other Institution(s) hereby grants to Lead Institution (a) the exclusive right and authority to negotiate, execute, and administer License Agreements that comply with the requirements of Exhibit A, and (b) except as permitted under Section 3.4, the exclusive license to grant licenses to Other Institution(s)’ rights in the Patent Rights. Other Institution(s) will not license the Patent Rights, except as permitted under Section 3.4.

3.2   Efforts to License. Lead Institution will use reasonable efforts, consistent with its usual practices, to seek Licensee(s) for the commercial development of Patent Rights and will administer all License Agreements for the mutual benefit of the Parties and in the public interest. Lead Institution will exercise reasonable efforts to ensure that any Licensee fully complies with the terms of any License Agreement. Under no circumstances will Lead Institution be liable to Other Institution(s) for monetary damages for any alleged failure by Lead Institution to meet the obligations stated in this Section 3.2.

3.3  License Agreement. Lead Institution will provide Other Institution(s) with a substantially final draft of any License Agreement or amendment to a License Agreement prior to execution for the Other Institution for review and written approval. Absence of response within ten (10) business days shall be deemed approval by the Other Institution. The Lead Institution will provide the Other Institution(s) a copy of any License Agreement or amendment that is executed.

3.4  Reserved Rights. Each Party expressly reserves the right to use the Patent Rights and associated inventions or technology for educational and research purposes, and to grant such educational and research rights to other non-profit institutions. Each Party can also license rights to the U.S. government as required by its obligations related to research funding.

3.5 No Agency Relationship. This Agreement does not create an agency relationship between the Parties.

3.6 Equity in Licensees. If the License Consideration includes equity in the Licensee, the Lead Institution will in accordance with its regular practices, and as approved in writing by the Other Institution, hold such equity until it receives cash on account of such equity whether by way of dividend, sale of shares, merger or other transaction or event and then allocate and distribute such cash as License Consideration hereunder.

3.7 No Implied License. This Agreement grants no express or implied license in any rights of either Party except for the rights explicitly granted in Patent Rights.

4. Financial Terms

4.1 Patent Expenses.

(a) The Lead Institution will be solely responsible for all Patent Expenses not reimbursed by a Licensee incurred after the Effective Date and for ensuring that all Patent Expenses are paid in a timely manner.

4.2 License Consideration.

(a) The Lead Institution will have the responsibility, obligation and authority to receive and collect the License Consideration payable under the License Agreement, and perform such audits under the License Agreement as the Lead Institution deems appropriate.

(b) The Lead Institution will deduct from the License Consideration and retain for itself or reimburse the Other Institution(s) the following amounts: first, the Patent Expenses and second the Administration Fee. The Net Consideration will be distributed to the Other Institution(s) in accordance with the Share of Net Consideration set forth in the Transaction Terms.

4.3 Allocation of Proceeds. If the Lead Institution licenses the Patent Rights together with other patent or intellectual property rights controlled by Lead Institution or Other Institution that are not covered by this Agreement, the Parties will negotiate in good faith to determine the portion of the gross licensing proceeds received under the License Agreement that are attributable to the Patent Rights.

5. Records, Reports and Audits

5.1 Books and Records. Lead Institution will keep complete, true and accurate accounts of all Patent Expenses and of all License Consideration received by it from each Licensee of the Patent Rights and will permit Other Institution(s) to examine its books and records in order to verify the payments due or owed under this Agreement.

5.2 Payments and Reports. Lead Institution will calculate the allocation of License Consideration in accordance with the terms of this Agreement and furnish to the Other Institution(s) a written report of receipts and calculations and deliver the Net Consideration due to the Other Institution(s), if any, with the report. Such reports and distributions will be provided no less frequently than once per calendar year. Lead Institution will provide the Other Institution(s) copies of reports, sublicense agreements and other material documents received from Licensees.

5.3 Annual Reports. Upon request by Other Institution(s), Lead Institution will submit to Other Institution(s) an annual report setting forth the status of all patent prosecution, commercial development and licensing activity relating to the Patent Rights for the preceding year.

6. Notice

Any notice or payment required to be given to a Party will be sent to the address of that Party specified in the Transaction Terms. If an email address is included for a Party in the Transaction Terms, then transmission of an email to that email address will constitute valid notice under this Agreement. Any Party may notify the other in writing of a change of address, in which event any subsequent communication relative to this Agreement will be sent to the last said notified address. All notices and communications relating to this Agreement will be deemed to have been given when received.

7. Confidentiality of Licensee Information

If required by a License Agreement, each Party will, to the extent permitted by law, keep confidential the terms of such License Agreement and any business information received from the Licensee (e.g., revenues, business development reports, milestones accomplished, sublicensee information and sublicense agreements), except that a Party may report revenue it receives in accordance with its reporting requirements to sponsors and may include such revenue in aggregate licensing revenue reported by such Party.

8. Term and Termination

8.1  Term Duration. This Agreement is effective from the Effective Date and will remain in effect for the life of the last-to-expire patent under Patent Rights, or in the event no patent contained in Patent Rights issues or such patents or patent applications are abandoned, then one year after the last patent or patent application is abandoned, unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement.

8.2  Termination for Convenience After Three Years. Any Party may terminate this Agreement without cause at any time after three years have passed from the Effective Date upon 90 days’ prior written notice to the other Parties, unless either (a) there is a License Agreement in effect at such time, or (b) the Lead Institution notifies the Other Institution that it is actively engaged in good faith negotiations with a bona fide potential Licensee and the Lead Institution consummates a License Agreement with such potential Licensee within 120 days of the notice of termination. For the purpose of this Section, “actively engaged” will mean that there has been at least one exchange of a draft License Agreement or term sheet between the Lead Institution and the bona fide potential Licensee within 60 days after receipt of the notice of termination.

8.3 Termination for Cause. Any Party may terminate this Agreement for cause by written notice in the event another Party materially breaches this Agreement and does not cure the breach within 30 days of such written notice.

8.4 Effect of Agreement Termination on Patent Rights. After termination of this Agreement and subject to any previously signed License Agreement and applicable law, each Party may separately license its interest in the Patent Rights on a worldwide basis and no Party will have any ongoing obligations to share Patent Expenses or share or account for revenues under such licenses.

8.5 Other Effects of Termination.

(a) Termination will not affect any previously signed License Agreement or the distribution of License Consideration thereunder if still appropriate, and the applicable provisions of this Agreement will continue to be effective and applied.

(b) Termination of this Agreement will not relieve any Party of any obligation or liability accrued under this Agreement before termination, or rescind any payments made or due before termination.

(c) Apart from the provisions specifically set forth in this Section 8.5, the Parties will have no further rights or obligations under this Agreement.

8.6 Surviving Terms. Any termination of this Agreement pursuant to this Section 8 will not affect the rights and obligations set forth in this Section 8 as well as the following Sections of the General Terms, all of which will survive termination: 7 (Confidentiality of Licensee Information), 10 (Disclaimer; Limitations), and 13 (Governing Law).

9. Representations.

9.1    Assignment by Inventors. Each Party represents that its inventors have assigned or are obligated to assign to such Party all of the inventors’ rights in the Patent Rights, and that such Party will use diligent efforts to cause its inventors to sign any additional papers as may be necessary to evidence or effect such assignment.

9.2     No Conflict. Except for the Third-Party Interests identified in the Transaction Terms and any rights granted pursuant to Section 3.4, each Party represents that, to the knowledge of its technology transfer office or other licensing office or department or equivalent officers, it has not granted any rights to any entity or person in the Patent Rights.

9.3    Title. Each Party represents that its owns all of its right, title and interest in the Patent Rights, free and clear of any lien, charge, or encumbrance, that it has no knowledge of any defects to its title and interest in the Patent Rights and that no claims have been made against it asserting the invalidity or non-enforceability of the Patent Rights and that it is not aware that any such claim exists.

9.4    No Infringement. Each party represents that to the best of its knowledge, there is no action alleging infringement of the intellectual property rights of any Third Party has been made or threatened against it or any of its Affiliates with respect to the Patent Rights, (ii) there is no pending or threatened action or litigation relating to the Patent Rights, and (iii) there are no judgements or settlements against or owed by it or any of its Affiliates relating to the Patent Rights.

10. Disclaimers; Limitations.

EXCEPT AS SET FORTH IN THIS SECTION 10, NO PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PATENT RIGHTS. IN ADDITION, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE PRACTICE OF THE PATENT RIGHTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES. No Party will make statements, representations, or warranties, or accept liabilities or responsibilities, with respect to or potentially involving the other Party, that are inconsistent with this Section.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT WILL ANY PARTY BE RESPONSIBLE FOR ANY INCIDENTAL DAMAGES, CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES OF ANY KIND, LOST GOODWILL, LOST PROFITS, LOST BUSINESS AND/OR ANY INDIRECT ECONOMIC DAMAGES WHATSOEVER REGARDLESS OF WHETHER SUCH DAMAGES ARISE FROM CLAIMS BASED UPON CONTRACT, NEGLIGENCE, TORT (INCLUDING STRICT LIABILITY OR OTHER LEGAL THEORY), A BREACH OF ANY WARRANTY OR TERM OF THIS AGREEMENT, AND REGARDLESS OF WHETHER A PARTY WAS ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF INCURRING SUCH DAMAGES IN ADVANCE.

11. Sponsor Reporting

Each Party will assume responsibility for reporting the Patent Rights to its own government and other research sponsors as may be required, provided that if Lead Institution and the Other Institution(s) both received federal funding for the research that resulted in the Patent Rights, then the Lead Institution will take responsibility for the federal reporting, and provide viewing rights or copies of sponsor reports to the other Party.

12. Use of Names

Each Party agrees that it will not use the name of any other Party or a Licensee in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by such other Party of any licensed product, and that it will not authorize others to do so, without having obtained written approval from such other Party or Licensee. Notwithstanding the foregoing, either Party may make factual statements regarding the existence of this Agreement and that Lead Institution is managing commercialization of the Patent Rights. After a License Agreement is executed, the Parties may make factual statements that the Patent Rights have been licensed to a particular Licensee, except to the extent limited by Section 7.

13. Governing Law

This Agreement will be governed by and interpreted, and its performance enforced in accordance with the laws of the jurisdiction specified in the Transaction Terms, without giving effect to choice of law and conflicts of law principles, except that the scope and validity of any patent application or patent will be governed and enforced by the laws of the applicable country of the patent application or patent. If no jurisdiction is so specified or the Transaction Terms states “None” or the like, then the Parties have contractually agreed not to designate a particular governing law for this Agreement.

14. Publication

Each Party reserves the right to publish related to the Patent Rights, in accordance with each Party’s own policies and practices. A License Agreement will not give Licensee the right to review an advance copy of the proposed publication by any of the Parties relating to the Patent Rights unless such Party has specifically agreed in advance to the inclusion of and scope of such provision.

15. Complete Agreement

This Agreement sets forth the complete agreement of the Parties concerning the subject matter hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either Party will have any force or effect unless in writing, signed by duly authorized representatives of the parties.

16. Counterpart Signatures; Electronic Delivery

The Parties may execute this Agreement in one or more counterparts, which may be by electronic signature or transmission, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, and will be given the effect of an original signature upon receipt by the other Party of the electronic signature or transmission.

In Witness Whereof, the parties have caused this Agreement to be executed as of the Effective Date:

The UAB Research Foundation		Texas Biomedical Research Institute

By	/s/ Karthik Gopalakrishnan, Ph.D.	By	/s/ Larry Schlesinger, MD
Name	Karthik Gopalakrishnan, Ph.D.	Name	Larry Schlesinger, MD
Title	Director of Licensing & New Ventures	Title	President and CEO

Date	11th sept 2020	Date	09/11/2020

Exhibit A

License Agreement Requirements

All License Agreements will contain terms covering the following:

1.	Reservation of rights to all parties to the Inter-Institutional Agreement (“IIA”) and, where possible, the right to license such rights to other non-profit research institutions, to use the Patent Rights in future for research and educational purposes without any payment to the Licensee;

2.	Reservation of rights to government entities and to private sponsors (to the extent such rights are required under sponsored research agreements and disclosed in the IIA)

3.	Payment of earned royalties on net sales by Licensee, its Affiliates and any sublicensee;

4.	Reimbursement of all patent prosecution expenses if the license to Patent Rights is exclusive;

5.	Product development and commercialization diligence if the license to Patent Rights is exclusive;

6.	Periodic reports (at least annually) covering development and commercialization efforts and sale of products, including date of first commercial sale for each product;

7.	Standard audit rights exercisable by the Lead Institution or Other Institution or its representatives;

8.	Indemnification of all Parties (and applicable Affiliates) to the IIA;

9.	Disclaimer on behalf of all Parties (and applicable Affiliates) to the IIA of all warranties, including validity, enforceability and non-infringement of the Patent Rights;

10.	Limitation of damages for all Parties (and applicable Affiliates) to the IIA to direct damages only;

11.	Prohibition on the use of the names, logos and trademarks of the Parties (and applicable Affiliates) to the IIA;

12.	Unfettered right on part of all Parties (and applicable Affiliates) to the IIA to publish in connection with the Patent Rights (with reasonable delays for review for confidentiality and filing for intellectual property protection);

13.	Maintenance of general liability insurance as is standard for the business of the Licensee at its various stages of development and commercialization, naming all of the Parties (and applicable Affiliates) to the IIA as additional insureds, or appropriate self-insurance provisions.

14.	For start-up companies, annual reporting of business information and annual reports on progress of development of technology encompassed by Patent Rights.

15.	Compliance with all applicable laws, including export control laws.